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EXHIBIT (a)(1)(D)

WORLD HEART CORPORATION

OFFER TO AMEND AND EXCHANGE

ELECTION FORM

        This Election Form (this "Election Form") relates to the offer by World Heart Corporation, an Ontario corporation ("WorldHeart"), described in the Offer to Amend and Exchange, dated as of June 20, 2005 (the "Offer"), distributed to holders of currently outstanding warrants (the "Warrants") issued pursuant to the Securities Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers named therein. To participate in the Offer and amend your Warrant(s) (as described in the Offer), you must (a) properly complete, sign, date and deliver to WorldHeart this Election Form pursuant to the Instructions accompanying this Election Form, and (b) deliver to WorldHeart your original executed Warrant(s), by no later than the expiration of the Offer. The Offer will expire at 5:00 p.m. Pacific Daylight Time on July 19, 2005, unless extended.

        If WorldHeart receives one or more Election Forms and one or more Withdrawal Forms signed by you, WorldHeart will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

        If you participate in the Offer, your Warrant(s) will be amended and an amended warrant or warrants will be issued to you promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Offer.

        Questions may be directed to Rich Juelis, Vice President, Finance and Chief Financial Officer at WorldHeart Corporation, 7799 Pardee Lane, Oakland, California 94621, by telephone at (510) 563-5000 or by email at richard.juelis@worldheart.com.

ACKNOWLEDGEMENT AND SIGNATURE:

        By properly completing, signing and dating this Election Form and delivering it to WorldHeart pursuant to the Instructions accompanying this Election Form and as set forth in the Offer, I voluntarily elect to (a) amend my Warrant(s) indicated below, (b) participate in and agree to all of the terms of the Offer, as described in the Offer, and (c) agree as follows:

        1.     The first sentence of paragraph 6 of each Warrant that I tender is hereby amended and replaced with the following:

        "On and after the date of any exercise of the Warrants evidenced by this Warrant Certificate, the holder will have no rights hereunder except to receive certificates representing the Common Shares thereby issued to him upon delivery of: (i) a certified cheque or bank draft payable to WorldHeart in the amount of US$1.00, unless such price has been adjusted in accordance with the provisions of the Warrant Indenture in which case it shall be the adjusted price in effect at the applicable time (the "Exercise Price") in respect of each Common Share to be issued, (ii) this Warrant Certificate, and (iii) duly completed Notice of Exercise as set out on Appendix 1 to the Warrant Agent at its principal office in Toronto, Ontario. After the Expiry Time, all rights under any unexercised Warrant evidenced hereby will wholly cease and terminate and this Warrant Certificate will be void."

        2.     The Exercise Price of each Warrant that I tender, as set forth on the first page of the Warrant, is hereby amended to be equal to $1.00 per share (as adjusted from time to time as provided in the Warrant Indenture, dated as of September 15, 2004, between WorldHeart and CIBC Mellon Trust Company, as warrant agent (the "Warrant Indenture")).

        3.     This agreement is entered into pursuant to Section 8.1 of the Warrant Indenture, which governs the Warrant that I tender, and may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        4.     This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to any choice or conflict of law provisions or rules.

        5.     This agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth above and in the Offer, each Warrant that I tender shall remain in full force and effect until exchanged for a warrant amended in accordance with this agreement.

[signature page follows]

2

        IN WITNESS WHEREOF, the undersigned has duly executed this Election Form as of the date set forth below.

Date of Issuance of Warrant:

Number of Shares for which Warrant is Exercisable:

Date	Signature

Name

Title

Social Security Number or Tax ID Number

Street Address

Street Address (line 2)

City, State and ZIP Code

Phone Number

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EXHIBIT (a)(1)(D)